AMENDMENT NUMBER ONE TO SUB-ADMINISTRATION
                          AND FUND ACCOUNTING AGREEMENT

      This Amendment Number One amends and supplements the Sub-Administration and Fund Accounting Agreement dated May 19, 2001 (the "Sub-Administration and Fund Accounting Agreement") between Scout Investment Advisors, Inc., a Missouri corporation (the "Advisor"), and Sunstone Financial Group, Inc., a Wisconsin corporation (the "Sub-Administrator"), in regard to the UMB Scout Funds (individually, a "Fund", and collectively, the "Funds"). The parties agree that the following terms and conditions shall apply to and amend and restate the Sub-Administration and Fund Accounting Agreement:

1. Sunstone Financial Group, Inc. has changed its name to UMB Fund Services, Inc. Accordingly, all references to the "Sub-Administrator" in the Sub-Administration and Fund Accounting Agreement shall be deemed to refer to UMB Fund Services, Inc.

2. Section 4 of the Sub-Administration and Fund Accounting Agreement is canceled and is replaced by the following Section 4, now restated to provide as follows:

      "4. Proprietary and Confidential Information. The Sub-Administrator agrees on behalf of itself and its employees to treat all records relative to the Funds' shareholders confidentially and as proprietary information of the Advisor and the Funds, not to use such information other than for purposes of fulfilling its duties under the Agreement, and not to disclose such information except: (i) when requested to divulge such information by duly-constituted authorities or court process, or (ii) when requested by the Advisor or a Fund, or (iii) to an affiliate, as defined by Section
      248.3 of Regulation S-P (17 CFR 248.1-248.30), or (iv) pursuant to any other exception permitted by Sections 248.14 and 248.15 of Regulation S-P in the ordinary course of business to carry out the activities covered by the exception under which the Sub-Administrator received the information. Records and information which have become known to the public through no wrongful act of the Sub-Administrator or any of its employees, agents, or representatives, and information which was already in the possession of the Sub-Administrator prior to receipt thereof, shall not be subject to this paragraph."

3. Section 5(a) of the Sub-Administration and Fund Accounting Agreement is canceled and is replaced by the following Section 5(a), now restated to provide as follows:

      "5(a) The Sub-Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Advisor or the Funds in connection with the matters to which this Agreement relates, except for a loss resulting from the Sub-Administrator's willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. The Sub-Administrator agrees to indemnify and hold harmless the

      Advisor, its employees, agents, officers, directors, and nominees from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees, and other expenses of every nature and character which may be asserted against the Advisor or for which the Advisor may be held liable (a "Claim") arising out of or resulting from the Sub-Administrator's willful misfeasance, bad faith or negligence in the performance of its duties, or from reckless disregard by it of its obligations and duties under this Agreement. Notwithstanding the foregoing, the Sub-Administrator shall not be liable for (i) any action taken or omitted to be taken in accordance with written or oral instructions received by the Sub-Administrator from an officer or representative of the Advisor or the Funds, or (ii) any action taken or omitted by any prior service provider."

4. Section 5(c) of the Sub-Administration and Fund Accounting Agreement is canceled and is replaced by the following Section 5(c), now restated to provide as follows:

      "5(c) The Advisor agrees to indemnify and hold harmless the Sub-Administrator, its employees, agents, officers, directors, and nominees from and against any and all claims, demands, actions, and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees, and other expenses of every nature and character which may be asserted against the Sub-Administrator or for which the Sub-Administrator may be held liable (a "Claim") arising out of or in any way relating to (i) the Sub-Administrator's actions or omissions, except to the extent a Claim resulted from the Sub-Administrator's willful misfeasance, bad faith, or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties hereunder, or (ii) the Sub-Administrator's reliance on, or use of information, data, records, and documents received by the Sub-Administrator from any party referenced in Section 2 hereof, or other representative of the Advisor or the Funds, or (iii) the reliance on, or the implementation of, any instructions, directions, or any other requests of the Funds, or (iv) any action taken or omitted by any prior service provider."

5. Section 9 of the Sub-Administration and Fund Accounting Agreement is amended by deleting "Dennis Rilinger, General Counsel of UMB Bank, n.a. and" and substituting "John Pauls,".

6. All of the remaining terms and conditions contained in the Sub-Administration and Fund Accounting Agreement are hereby restated as originally set forth in the Sub-Administration and Fund Accounting Agreement and incorporated by reference into this Amendment Number One.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment Number One effective the 14th day of August, 2002.



SCOUT INVESTMENT ADVISORS, INC.         UMB FUND SERVICES, INC.


By: /s/ W.B. Greiner                    By: /s/ Randy Pavlick
    ---------------------------             -----------------------------
            (Signature)                           (Signature)

W.B. Greiner                            Randy Pavlick
-------------------------------         ---------------------------------
            (Name)                                 (Name)

Chairman                                Senior Vice President
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            (Title)                                   (Title)